Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated April 16, 2021

Relating to Preliminary Prospectus dated February 24, 2021

Registration Statement No. 333-248416

Jiuzi Holdings, Inc.

5,000,000 Ordinary Shares

Free Writing Prospectus

Jiuzi Holdings, Inc. Investor Presentation

This free writing prospectus relates to the initial public offering of 5,000,000 ordinary shares of Jiuzi Holdings, Inc. (the “Company”) and should be read together with the Amendment No. 5 to the Registration Statement on Form F-1 and its preliminary prospectus, which were filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2021 and may be access through the following weblink:

https://www.sec.gov/Archives/edgar/data/1816172/000121390021011194/ea136084-f1a5_jiuziholdings.htm.

The Company will file a final prospectus with the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from Boustead Securities, LLC if you request it by calling + 1 (949) 502 4408 or by mailing to Boustead Securities, LLC, Attn: Daniel McClory, 6 Venture, Suite 395, Irvine, CA 92618, USA.

1 NASDAQ IPO – COMPANY PRESENTATION Jiuzi Holdings, Inc. Proposed Ticker Symbol (JZXN) April 2021 ISSUER FREE WRITING PROSPECTUS DATED 04/16/2021 FILED PURSUANT TO RULE 433 REGISTRATION STATEMENT NO. 333 - 248416 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

2 Filed pursuant to Rule 433 of the Securities Act of 1933 , as amended . This free writing prospectus related to the proposed initial public offering of ordinary shares of Jiuzi Holdings, Inc . (“JZXN” or the “company””), which are being registered on a registration statement on Form F - 1 /A (File No . 333 - 248416 ) (the “Registration Statement”) . The Registration Statement has not yet been declared effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents JZXN has filed with the United States Securities and Exchange Commission (“SEC”) for more complete information about JZXN and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, JZXN and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949 . 502 . 4408 or by email at offerings@boustead 1828 . com or standard mail at Boustead Securities, LLC, Attn : Equity Capital Markets, 6 Venture, Suite 395 , Irvine, CA 92618 ,USA . This document contains forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We base these forward - looking statements on our expectations and projections about future events, which we derive from the information currently available to us . Such forward - looking statements relate to future events or our future performance, including : our financial performance and projections ; our growth in revenue and earnings ; and our business prospects and opportunities . You can identify forward - looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms . In evaluating these forward - looking statements, you should consider various factors, including : our ability to change the direction of the Company ; our ability to keep pace with new technology and changing market needs ; and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . The forward - looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us . We are not obligated to publicly update or revise any forward - looking statement, whether as a result of uncertainties and assumptions, the forward looking events discussed in this document and other statements made from time to time by us or our representatives might not occur . See offering documents for further risks and disclosures . Past performance is not indicative of future results . There is now guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a total risk of loss . Form CRS/Reg BI Disclaimer : Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker - dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC) . Brokerage and investment advisory services and fees differ and it is important for you to understand these differences . Free and simple tools are available to research firms and financial professionals at Investor . gov/CRS, which also provides educational materials about broker - dealers, investment advisers, and investing . When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours . At the same time, the way we make money creates a conflict with your interests . Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you . There are many risks involved with investing . For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https : //www . boustead 1828 . com/form - crs - reg - bi . For FlashFunders ’ visitors, you may review the Form CRS of Boustead Securities under the Form CRS section . Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others . © 2021 Issuer Free Writing Prospectus, Cautionary Statement Concerning Forward Looking Statements Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

3 Offering Summary Issuer Jiuzi Holdings, Inc . (“ Jiuzi ” or the “Company”) Securities Offered Ordinary shares Proposed Ticker Nasdaq CM : JZXN Pre - Offering Shares Outstanding 15 , 000 , 000 shares Number of Shares Offered 5 , 000 , 000 (or 5 , 750 , 000 shares if underwriter exercises over - allotment option in full) Post - Offering Shares Outstanding 20 , 000 , 000 (or 20 , 750 , 000 shares if underwriter exercises over - allotment option in full) Offering Price per Share $ 4 . 00 to $ 6 . 00 Estimated Gross Proceeds $ 20 Million to $ 34 . 5 Million Use of Proceeds (i) Marketing and “ Jiuzi ” brand building (ii) Franchise store expansion and support, franchisee training (iii) Development and launching of online - offline technology platform (iv) General working capital Underwriter Boustead Securities, LLC Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

4 Company Overview Our Goal Adopt an innovative, one - stop vehicle sales model for our vehicle buyers to have access to more brands, better services and more affordable pricing. We franchise and operate retail stores under the brand name “ Jiuzi ” to sell New Energy Vehicles (“NEVs”) in 3rd - 4th tier cities in China. Our revenues consist of: • NEV sales • Initial franchisee fees • On - going royalties Founded in 2017 Headquartered in Hangzhou, China • Most of the NEVs we sell are battery operated electric vehicles, and a portion are plug - in electric vehicles. • 31 operating franchise stores and 1 company - owned store in China. • Generated $8.2 million in gross revenue in FY2020. *Note: Fiscal year ends October 31 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

5 Industry Overview Growth Trends in China’s Electric Passenger Vehicle Market Sales of NEVs in China have increased dramatically The electric passenger vehicle market is forecasted to experience rapid growth at a CAGR of 29.9% during 2018 – 2025. Battery electric vehicles are highly popular in China, accounting for 76.8% of the market share. (Source : Strategic Analysis of China’s Electric Passenger Vehicle Market, 2018 – 2025 by Frost & Sullivan; Sept 2019) In 2020, the production and sales volume of NEVs reached 1.366 million and 1.367 million respectively, an increase of 7.5% and 10.9% YoY. (Source: China Association of Automobile Manufactures; https://www.sohu.com/a/444266916_117058 ; Jan 2021) (Chart Source: China Association of Automobile Manufactures; https://www.sohu.com/a/444266916_117058 ; Jan 2021) Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. Jan Feb Mar Apr May Jun Jul Aug Sept Oct Nov Dec

6 The Franchise Model Our model allows franchisees be their own employers and maintain control over all employment - related matters and marketing/pricing decisions, while also benefiting from Jiuzi’s brand, resources and operating system. • The size of franchise stores ranges from 5,000 to 12,000 square feet. • Franchise stores can be launched in as quickly as 10 months. • Franchisees are required to meet rigorous standards, including operational procedures and customer service standards. Jiuzi Franchisees Responsible for interior renovation, décor and signs in the store location. Provides training and assistance to franchisees. Responsible for securing the leases on the land and building for the store’s location. Operates and manages the business. Provides capital to develop and open new stores. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

7 Revenue Generation Our revenue sources comprise of NEVs Sales 17% of FY19 revenues 5% of FY20 revenues Franchisees Services 83% of FY19 revenues 95% of FY20 revenues Comprised of: • Franchisees initial fees (100%) • Ongoing franchisees' royalties (Have not started generating any revenues) • NEVs sales include the sales of NEVs in our company - owned store and sales of NEVs to our franchisees. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. *Note: Fiscal year ends October 31 Financial numbers are estimated, audited and subject to change.

8 An Emphasis on Marketing and Branding We market to 3rd - 4th - 5th tier cities in China, where the NEVs market is still relatively unexplored • We build our brand image by focusing on a broad selection of brands and affordable pricing. • We promote our brand image via o nline advertising platforms, such as WeChat and Tik Tok. • We partner with marketing companies including Qidizhixing and Tianjiuxingfu Holdings. • We use a uniformed storefront image and set of store interior designs. We promote our brand through the Jiuzi New Energy Vehicle Life Club. • Club members mainly consist of vehicle buyers and general public interested in NEVs. • We regularly arrange social activities among members, including test driving events, vehicle owner cultural events and charity events. • We are devoted to enhancing member relations and promoting active lifestyles. • We hold seminars for the public about the economic and environmental benefits of NEVs. We seek to build a name - brand reputation. • Part of our vehicles sales are driven by word - of - mouth advertising and referrals from existing customers. • We regularly dispatch NEV - specialized training personnel to provide training to franchisees on topics including NEV performance and customer service experience. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

9 Competitive Strengths Competition in the automotive industry is intense and evolving. We believe the impacts of new regulatory requirements for occupant safety and vehicle emissions, technological advances in powertrain and consumer electronic components, and shifting customer demands and expectations are causing the industry to evolve in the direction of electric - based vehicles. 0 1 We entered the industry at a relatively early point and have developed brand awareness and consumer acceptance due to competitive pricing and large selections of NEVs in 3rd - 4th tier cities. We have a large number of franchisees and strong customer demand, which adds to our leverage over suppliers in terms of selections and pricing. Our franchise stores have more space (5,000 - 12,000 square feet) compared to our competitors, and we have a wide range of business partners. 0 2 0 3 The cost of launching a new franchise is relatively low compared to launching traditional 4S stores, and it is easier to expand our franchise stores to cover new geographical areas. 0 4 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

10 Our Partners We have good business relationships with the following companies: Battery/component manufacturers NEV manufacturers Capital platforms Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. For illustrative purposes only.

11 Our Growth Strategy Continue brand building and franchise store expansion Develop an online - offline technology platform and sales channel Reduce overall costs for our operations Convert existing 4S stores to our franchise stores Establish display centers and distribution centers Strengthen brand recognition through the Jiuzi New Energy Vehicles Life Club We aim to build an operating system in which our Company effectively empowers franchisees with our brand recognition, client sourcing, financial support, technology, and operating/transportation assistance. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

12 Investment Highlights Industry Trends Drastic increase in sales of NEVS in China over the past 5 years due to supportive government policy, better public acceptanc e o f NEVs, and more developed charging station infrastructure. Business Expansion Actively exploring opportunities to open more franchise stores in more cities in China; sophisticated franchise business mode l a nd franchisee training program allows new franchise stores to be established in periods as short as 10 months. Good Relationships Good relationships with many business entities*; multiple vehicle suppliers allow us to provide what we believe to be the bes t quality NEVs at affordable prices. Brand Reputation Solid brand recognition and consumer acceptance in 3 rd - 4 th - 5 th tier cities in China, and stronger competitive advantages compared to traditional 4S stores in those cities. Nasdaq Listing Nasdaq IPO could improve financial condition and access to capital, as well as publicity and visibility; potential to accele rat e growth organically and/or selective M&A. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. *Note: Refer to Slide 10 Our Partners

13 Financial Highlights $0.22 FY2019 EPS *Note: Fiscal year ends October 31 Select Income Statement Data Amounts in thousands USD FY2020 FY2019 Total Revenue 8,210.6 7,978.1 Gross Profit 6,019.8 4,861.9 Gross Margin 73.3% 60.9% Operating Income 4,370.8 3,719.8 Net Income 3,450.9 3,240.1 Net Income Margin 42.0% 40.6% Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. Financial numbers are estimated, audited and subject to change.

14 Management Team Qi Zhang COO Shuibo Zhang CEO & Chairman Francis Zhang CFO • Chief Operating Officer of the Company since 2020 • Assistant to the chairman of Zhejiang Jiuzi New Energy Vehicle Co., Ltd., and strategic director of the public relations department from 2017 to 2020 • Corporate training project manager at Heze College and One Model Education and Training Co., Ltd. From 2015 to 2016 • Bachelor’s degree in psychology from Heze College • Chief Executive Officer and Chairman of the Company since incorporation • Chairman of the Board for Zhejiang Jiuzi New Energy Vehicle Co., Ltd. since 2017 • Chairman of the Board for Shandong Ruixing New Energy Vehicles Company Limited from 2016 to 2017 • Vice President of the Shandong Chamber of Commerce • Chief Financial Officer of the Company since 2020 • Executive Director of Shanghai Qianzhe Consulting Co., Ltd • Deputy General Manager of Tebon Innovation Capital Co., Ltd • MBA degree from the University of Birmingham; Master of Science in Finance from Leeds Metropolitan University; Bachelor’s degree in Economy from Zhejiang University of Technology Kezhen Li Director • Director of the Company since 2019 • Financial controller and a member of the board of directors of Zhejiang Jiuzi New Energy Vehicle Co., Ltd. since 2019 • Deputy general manager and financial controller of Hangzhou Jiandu Environmental Engineering Co., Ltd from 2017 to 2019 • Bachelor of science degree from the Department of Mathematics at Shandong University Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

15 Independent Directors Richard Chen Independent Director Chair of Audit Committee • Chief Financial Officer of Fuqin Fintech Limited from 2017 to 2020 • Partner of CLC LLP from 2015 to 2017 and from 2020 onward • Senior Manager at Deloitte Touche Tohmatsu Certified Public Accountants LLP, Beijing office from 2008 to 2015 • Bachelor’s degree in Business Economics from University of California Riverside Junjun Ge Independent Director Chair of Compensation Committee • Managing partner of Jiangsu Junjin law firm since 2016 • Associate attorney in Jiangsu BeiSiTe Law Firm from 2005 to 2016 • Consultant to several government agencies such as Wuxi Municipal Government and Wuxi Binhu District Government • Bachelor of Laws degree from Jiangsu University Jehn Ming Lim Independent Director Chair of Nomination Committee • Chief Financial Officer of Kandi Technologies, Corp. since 2020 • Chief Financial Officer of Takung Art Co., Ltd. from 2019 to 2020 • Managing Director of Albeck Financial Services from 2013 to 2019 • Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Thank You Contact Info At the Company: Shuibo Zhang, CEO +86 - 13262958999 393967012@qq.com Investor Relations: Sherry Zheng Weitian Group LLC shunyu.zheng@weitian - ir.com +1(718) 213 - 7386 Underwriter: Boustead Securities, LLC offerings@boustead1828.com +1 (949) 502 - 4408 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.